Exhibit 99.1

Align Technology Announces First Quarter Fiscal 2013 Results

SAN JOSE, CA--(Marketwired - April 18, 2013) - Align Technology, Inc. (NASDAQ: ALGN)

●	Q1 net revenues of $153.6 million increased 7.5% sequentially and 13.7% year-over-year
●	Q1 Invisalign clear aligner shipments of 98.2 thousand increased 8.5% sequentially and 15.1% year-over-year
●	Q1 Invisalign clear aligner revenue of $141.6 million increased 6.6% sequentially and 14.8% year-over-year
●	Q1 GAAP diluted EPS was $(0.52), non-GAAP diluted EPS was $0.26
●	Align records charge to long-lived assets and goodwill for scanner and CAD/CAM services reporting unit

Align Technology, Inc. (NASDAQ: ALGN) today reported financial results for the first quarter ended March 31, 2013.

Total net revenues for the first quarter of fiscal 2013 (Q1 13) were $153.6 million. This is compared to $142.8 million reported in the fourth quarter of 2012 (Q4 12) and compared to $135.1 million reported in the first quarter of 2012 (Q1 12). Q1 13 Invisalign clear aligner revenue was $141.6 million, compared to $132.8 million in Q4 12 and $123.3 million in Q1 12. As expected, Q1 13 clear aligner revenue includes $4.4 million from the planned consolidation of Vivera Retainer product shipments from four shipments per year down to one shipment per year, as well as a $2.7 million decrease in revenue due to the change in our mid-course correction policy effective June 15, 2013. Q1 13 Invisalign clear aligner case shipments were 98.2 thousand, compared to 90.5 thousand in Q4 12 and 85.3 thousand in Q1 12. Q1 13 scanner and CAD/CAM services revenue was $12.0 million, compared to $10.0 million in Q4 12 and compared to $11.8 million in Q1 12. Q1 13 scanner and CAD/CAM services revenue includes $1.4 million that was deferred in Q3 and Q4 2012 for the new iTero scanner upgrade program which was launched in Q1 13.

Recent changes in the competitive environment for intra-oral scanners including announcements in March 2013 of new low-priced scanners targeted at Orthodontists and GP Dentists in North America caused us to lower our expectations for growth and profitability for our scanner and CAD/CAM services business during Q1 13.  As a result, we conducted an impairment analysis of long-lived assets and goodwill related to our scanner and CAD/CAM services reporting unit. Based on these analyses, we recorded a $26.3 million impairment of our long-lived assets and a $40.7 million impairment of goodwill. The $40.7 million represents the remaining goodwill balance in the scanner and CAD/CAM services reporting unit.

“Q1 was a solid quarter across the board. We’ve started the year with better than expected revenue and non-GAAP earnings driven primarily by record Invisalign case volume. Strong Invisalign case shipments in North America, especially among Orthodontists, reflect stable patient traffic in our customers’ offices as well as continued activity to encourage doctor engagement,” said Thomas M. Prescott, Align president and CEO. “Although we determined it was appropriate to record the impairment charges related to the scanner and CAD/CAM services unit, our long term view of this business remains positive and we will continue to execute plans to be a leader in this business.  In addition, we continue to see leverage in the Invisalign business from scanner technology and maintain our belief in the long term benefits of the scanner and CAD/CAM services business.”

Net loss for Q1 13 was $42.0 million, or $(0.52) per diluted share. This is compared to net profit of $9.6 million, or $0.12 per diluted share in Q4 12 and net profit of $21.0 million, or $0.26 per diluted share in Q1 12. Net profit for Q1 13 includes an impairment of long-lived assets of $26.3 million and a goodwill impairment charge of $40.7 million. Net profit for Q4 12 includes a goodwill impairment charge of $11.9 million resulting from finalizing our Q3 12 preliminary estimate. Net profit for Q1 12 includes pre-tax acquisition and integration related costs of $0.7 million, pre-tax severance and benefit costs of $0.5 million with a total tax effect of $0.6 million.

Prescott continued, "During the quarter we launched SmartTrack, our next generation aligner material, which is now the standard aligner material for Invisalign clear aligners worldwide. We have received consistently positive initial feedback from our customers and their patients. We're excited about the potential for SmartTrack material to help doctors increase confidence in using Invisalign more often and for more complex cases due to the improved control of tooth movements and the added benefit of increased patient comfort. We are committed to improving the Invisalign customer experience by continually evaluating and striving to improve our products, customer support processes, and policies to help doctors achieve the best results for their patients."

As previously disclosed, beginning in Q1 13, Align began consolidating Vivera Retainer shipments down to one shipment per year instead of four shipments per year. As a result, the full amount of Vivera Retainer revenue is now recognized upon shipment rather than ratably over four quarters. For Q1 13 clear aligner revenue includes $4.4 million from consolidating Vivera Retainer product shipments. This shipment change was based on feedback from our customers that it would make their practices more efficient.

Beginning June 15, 2013, Align will no longer charge a fee associated with mid-course correction orders. Mid-course correction provides Invisalign customers with the option of ordering a treatment adjustment during active treatment if the case is not tracking to the original treatment plan or goals, giving doctors the ability to “adjust course” based on the needs of the individual patient. As of June 15, Align will include up to three free mid-course correction orders per case in our list prices for Invisalign Full and Invisalign Teen. As a result, Invisalign clear aligner revenues for Q1 13 were decreased by $2.7 million, representing the revenue deferred to provide free mid-course corrections for open cases that we expect to be eligible for this new policy when it is implemented.

To supplement our consolidated financial statements, we use the following non-GAAP financial measures: non-GAAP gross profit, non-GAAP operating expense, non-GAAP operating margin, non-GAAP net profit, non-GAAP earnings per diluted share, EBITDA and adjusted EBITDA. Detailed reconciliations between GAAP and non-GAAP information are contained in the tables following the financial tables of this release. Starting in fiscal year 2013, amortization of acquired intangible assets is no longer excluded as a non-GAAP measure. This expense is included in GAAP gross profit, operating expenses, profit (loss) from operations and net profit (loss) for the periods presented below and therefore is no longer a reconciling item.

Non-GAAP net profit for Q1 13 was $21.2 million, or $0.26 per diluted share. This is compared to non-GAAP net profit of $21.5 million, or $0.26 per diluted share in Q4 12 and non-GAAP net profit of $21.5 million, or $0.26 per diluted share in Q1 12.

Q1 13 Operating Results ($M)
Key GAAP Operating Results	Q1 13	Q4 12	Q1 12
Revenue	$153.6	$142.8	$135.1
Clear Aligner	$141.6	$132.8	$123.3
Scanner and CAD/CAM Services	$12.0	$10.0	$11.8

Gross Margin	73.5%	74.5%	74.6%
Clear Aligner	77.2%	78.8%	79.0%
Scanner and CAD/CAM Services	29.3%	18.5%	28.7%

Operating Expense	$150.9	$89.4	$72.8
Operating Margin	(24.8)%	12.0%	20.7%
Net Profit (Loss)	$(42.0)	$9.6	$21.0
Earnings (Loss) Per Diluted Share (EPS)	$(0.52)	$0.12	$0.26

Key Non-GAAP Operating Results	Q1 13	Q4 12	Q1 12
Non-GAAP Gross Margin	73.5%	74.5%	74.9%
Non-GAAP Clear Aligner	77.2%	78.8%	79.0%
Non-GAAP Scanner & CAD/CAM Services	29.3%	18.5%	32.4%

Non-GAAP Operating Expense	$83.9	$77.5	$72.0
Non-GAAP Operating Margin	18.8%	20.3%	21.6%
Non-GAAP Net Profit	$21.2	$21.5	$21.5
Non-GAAP Earnings Per Diluted Share (EPS)	$0.26	$0.26	$0.26
EBITDA (Loss)	$(34.2)	$21.7	$31.1
Adjusted EBITDA	$32.9	$33.6	$32.2

Total stock-based compensation expense included in Q1 13 was $6.4 million compared to $6.0 million in Q4 12 and $4.9 million in Q1 12. Stock based compensation expense included in GAAP gross margin in Q1 13 was $0.6 million, and Q4 12 and Q1 12 was $0.5 million. Stock-based compensation expense included in GAAP operating expense in Q1 13 was $5.8 million compared to $5.5 million in Q4 12 and $4.4 million in Q1 12.

Liquidity and Capital Resources
As of March 31, 2013, Align Technology had $377.4 million in cash, cash equivalents, and marketable securities compared to $356.1 million as of December 31, 2012. During Q1 13, we purchased approximately 75 thousand shares of our common stock at an average price of $32.47 per share for a total of approximately $2.4 million. There remains approximately $92.7 million available under the Company's existing stock repurchase authorization.

Q2 Fiscal 2013 Business Outlook
For the second quarter of fiscal 2013 (Q2 13), Align Technology expects net revenues to be in a range of $153.6 million to $157.4 million. Invisalign clear aligner case shipments for Q2 13 are expected to be in a range of 102.2 to 104.7 thousand cases, which reflect a year-over-year increase of 7.2% to 9.8%. Earnings per diluted share for Q2 13 is expected to be in a range of $0.26 to $0.28.

Align Web Cast and Conference Call
Align Technology will host a conference call today, April 18, 2013 at 4:30 p.m. ET, 1:30 p.m. PT, to review its first quarter 2012 results, discuss future operating trends and business outlook. The conference call will also be web cast live via the Internet. To access the web cast, go to the "Events & Presentations" section under Company Information on Align Technology's Investor Relations web site at http://investor.aligntech.com. To access the conference call, please dial 201-689-8261 approximately fifteen minutes prior to the start of the call. An archived audio web cast will be available beginning approximately one hour after the call's conclusion and will remain available for approximately 12 months. Additionally, a telephonic replay of the call can be accessed by dialing 877-660-6853 with conference number 411500 followed by #. For international callers, please dial 201-612-7415 and use the same conference number referenced above. The telephonic replay will be available through 5:30 p.m. ET on April 26, 2013.

About Align Technology, Inc.
Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998. The Invisalign product family includes Invisalign, Invisalign Teen, Invisalign Assist, Invisalign Express 10, Invisalign Express 5, Invisalign Lite, and Vivera Retainers. To learn more about Invisalign or to find an Invisalign trained doctor in your area, please visit www.invisalign.com.

Cadent Holdings, Inc. is a subsidiary of Align Technology and is a leading provider of 3D digital scanning solutions for orthodontics and dentistry. The Cadent family of products includes the iTero scanning systems, OrthoCAD iCast and OrthoCAD iRecord. For additional information, please visit www.cadentinc.com.

About non-GAAP Financial Measures
To supplement our consolidated financial statements and our business outlook, we use the following non-GAAP financial measures: non-GAAP gross profit, non-GAAP operating expenses, non-GAAP profit from operations, non-GAAP net profit and non-GAAP earnings per share, which exclude, as applicable, acquisition and integration related costs, severance and benefit costs, impairment of goodwill, impairment of long-lived assets and any related income tax-related adjustments, and EBITDA and adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our "core operating performance". Management believes that "core operating performance" represents Align's performance in the ordinary, ongoing and customary course of its operations. Accordingly, management excludes from "core operating performance" certain expenditures and other items that may not be indicative of our operating performance including discrete cash and non-cash charges that are infrequent or one-time in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal evaluation of period-to-period comparisons. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are provided to and used by our institutional investors and the analyst community to facilitate comparisons with prior and subsequent reporting periods. A reconciliation of the GAAP and non-GAAP financial measures for the quarter and year and a more detailed explanation of each non-GAAP financial measure and its uses are provided in the footnotes to the table captioned "Reconciliation of GAAP to non-GAAP Key Financial Metrics" and "Business Outlook Summary" included at the end of this release.

Forward-Looking Statement
This news release, including the tables below, contains forward-looking statements, including statements regarding certain business metrics for the second quarter of 2013, including anticipated net revenue, gross margin, operating expense, operating income, earnings per share, case shipments and cash. Forward-looking statements contained in this news release and the tables below relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement. Factors that might cause such a difference include, but are not limited to, difficulties predicting customer and consumer purchasing behavior, the willingness and ability of our customers to maintain and/or increase utilization in sufficient numbers, the possibility that the development and release of new products does not proceed in accordance with the anticipated timeline, the possibility that the market for the sale of these new products may not develop as expected, the risks relating to Align's ability to sustain or increase profitability or revenue growth in future periods while controlling expenses, growth related risks, including capacity constraints and pressure on our internal systems and personnel, our ability to successfully achieve the anticipated benefits from the scanner and the CAD/CAM services business, continued customer demand for our existing and new products, changes in consumer spending habits as a result of, among other things, prevailing economic conditions, levels of employment, salaries and wages and consumer confidence, the timing of case submissions from our doctors within a quarter, acceptance of our products by consumers and dental professionals, foreign operational, political and other risks relating to Align's international manufacturing operations, Align's ability to protect its intellectual property rights, continued compliance with regulatory requirements, competition from existing and new competitors, Align's ability to develop and successfully introduce new products and product enhancements, the loss of key personnel and impairments in the book value of goodwill or other intangible assets. These and other risks are detailed from time to time in Align's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the Securities and Exchange Commission on March 1, 2013. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

ALIGN TECHNOLOGY, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended
	March 31, 2013	March 31, 2012

Net revenues	$153,580	135,079

Cost of revenues	40,731	34,319

Gross profit	112,849	100,760

Operating expenses:
Sales and marketing	42,281	38,717
General and administrative	30,348	23,511
Research and development	11,282	10,526
Impairment of goodwill	40,693	-
Impairment of long-lived assets	26,320	-
Total operating expenses	150,924	72,754

Profit (loss) from operations	(38,075)	28,006

Interest and other income (expense), net	(988)	(812)

Profit before income taxes	(39,063)	27,194

Provision for income taxes	2,920	6,210

Net profit (loss)	$(41,983)	$20,984

Net profit (loss) per share
basic	$(0.52)	$0.26
diluted	$(0.52)	$0.26

Shares used in computing net profit (loss) per share
basic	81,248	79,235
diluted	81,248	81,856

ALIGN TECHNOLOGY, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2013	December 31, 2012

ASSETS

Current assets:
Cash and cash equivalents	$328,745	$306,386
Restricted cash	508	1,575
Marketable securities, short-term	37,975	28,485
Accounts receivable, net	108,672	98,992
Inventories	15,442	15,122
Other current assets	35,989	35,233
Total current assets	527,331	485,793

Marketable securities, long-term	10,680	21,252
Property and equipment, net	72,672	79,191
Goodwill and intangible assets, net	83,971	145,013
Deferred tax assets	28,417	21,609
Other long-term assets	3,174	3,454

Total assets	$726,245	$756,312

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$19,748	$19,549
Accrued liabilities	64,635	74,247
Deferred revenue	59,472	61,975
Total current liabilities	143,855	155,771

Other long term liabilities	21,272	19,224

Total liabilities	165,127	174,995

Total stockholders' equity	561,118	581,317

Total liabilities and stockholders' equity	$726,245	$756,312

Starting in fiscal year 2013, amortization of acquired intangible assets is no longer excluded as a non-GAAP measure. This expense is included in GAAP gross profit, operating expenses, profit (loss) from operations and net profit (loss) for the periods presented below and therefore is no longer a reconciling item.

ALIGN TECHNOLOGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP KEY FINANCIAL METRICS

Reconciliation of GAAP to Non-GAAP Gross Profit
(in thousands)
	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012

GAAP Gross profit	$112,849	$106,478	$100,760
Acquisition and integration costs related to cost of revenues (1)	-	-	134
Severance and benefit costs related to cost of revenues (2)	-	-	300
Non-GAAP Gross profit	$112,849	$106,478	$101,194

Reconciliation of GAAP to Non-GAAP Gross Profit Scanner and CAD/CAM Services
(in thousands)
	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012

GAAP Scanner and CAD/CAM Services gross profit	$3,522	$1,848	$3,371
Acquisition and integration costs related to cost of revenues (1)	-	-	134
Severance and benefit costs related to cost of revenues (2)	-	-	300
Non-GAAP Gross profit	$3,522	$1,848	$3,805

Reconciliation of GAAP to Non-GAAP Operating Expenses
(in thousands)
	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012

GAAP Operating expenses	$150,924	$89,407	$72,754
Acquisition and integration costs related to operating expenses (1)	-	-	(570)
Severance and benefit costs related to operating expenses (2)	-	-	(152)
Impairment of goodwill (3)	(40,693)	(11,926)	-
Impairment of long-lived assets (4)	(26,320)	-	-
Non-GAAP Operating expenses	$83,911	$77,481	$72,032

Reconciliation of GAAP to Non-GAAP Profit from Operations
(in thousands)
	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012

GAAP Profit (loss) from operations	$(38,075)	$17,071	$28,006
Acquisition and integration costs (1)	-	-	704
Severance and benefit costs (2)	-	-	452
Impairment of goodwill (3)	40,693	11,926	-
Impairment of long-lived assets (4)	26,320	-	-
Non-GAAP Profit from operations	$28,938	$28,997	$29,162

Reconciliation of GAAP to Non-GAAP Net Profit
(in thousands, except per share amounts)
	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012

GAAP Net profit (loss)	$(41,983)	$9,559	$20,984
Acquisition and integration costs (1)	-	-	704
Severance and benefit costs (2)	-	-	452
Impairment of goodwill (3)	40,693	11,926	-
Impairment of long-lived assets (4)	26,320
Income tax-related adjustments (5)	(3,788)	42	(594)
Non-GAAP Net profit	$21,242	$21,527	$21,546

Diluted Net profit (loss) per share:
GAAP	$(0.52)	$0.12	$0.26
Non-GAAP	$0.26	$0.26	$0.26

Shares used in computing diluted GAAP Net profit (loss) per share	81,248	82,981	81,856
Shares used in computing diluted Non-GAAP Net profit per share	83,003	82,981	81,856

Reconciliation of GAAP Net Profit to EBITDA and Adjusted EBITDA
(in thousands)
	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012

GAAP Net profit (loss)	$(41,983)	$9,559	$20,984
Provision for income taxes	2,920	6,840	6,210
Depreciation and amortization	4,944	5,278	3,899
EBITDA (6)	(34,119)	21,677	31,093

Adjustments or charges:
Acquisition and integration related costs (1)	-	-	704
Severance and benefit costs (2)	-	-	452
Impairment of goodwill (3)	40,693	11,926	-
Impairment of long-lived assets (4)	26,320	-	-
EBITDA after adjustments (6)	$32,894	$33,603	$32,249

(1) Acquisition costs and integration related. We have incurred acquisition-related and other expenses which include legal, banker, accounting and other advisory fees of third parties, retention bonuses, integration and professional fees. We do not engage in acquisitions in the ordinary course of business. We believe that it is important to understand these charges; however, we do not believe that these charges are indicative of future operating results. We believe that eliminating these expenses from our non-GAAP measures is useful because we generally would not have otherwise incurred such expenses in the periods presented as part of our continuing operations.

(2) Severance and benefits costs. These costs are related to the closure of our New Jersey operations and were realized through the first three quarters of 2012. We have engaged in various restructuring and exit activities in 2011 and 2009 that have resulted in costs associated with severance and benefits. Such activity has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. We do not engage in restructuring and/or exit activities in the ordinary course of business. We believe that it is important to understand significant severance and benefits costs from restructuring and exit activities and believe that investors benefit from excluding these charges from our operating results to facilitate a more meaningful evaluation of current operating performance and comparisons to past operating performance.

(3) Impairment of goodwill. These costs represent non-cash write-downs of our goodwill generally related to negative trends in market and economic conditions, termination of relationships with distributors, or the increase in completive environment related to our Scanner and CAD/CAM Services reporting unit. We remove the impact of these charges to our operating performance to assist in assessing our ability to generate cash from operations. We believe this may be useful information to users of our financial statements and therefore we have excluded these charges for purposes of calculating these non-GAAP measures to facilitate an evaluation of our current operating performance, particularly in terms of liquidity.

(4) Impairment of long-lived assets. These costs represent non-cash write-downs of our long-lived assets generally related to the increase in completive environment related to our Scanner and CAD/CAM Services reporting unit. As a result of these conditions, we have assessed that our asset group within the reporting unit was not recoverable and therefore recorded an impairment charge. We remove the impact of these charges to our operating performance to assist in assessing our ability to generate cash from operations. We believe this may be useful information to users of our financial statements and therefore we have excluded these charges for purposes of calculating these non-GAAP measures to facilitate an evaluation of our current operating performance, particularly in terms of liquidity.

(5) Income tax-related adjustments. Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for discrete tax items and items excluded from GAAP income in calculating the non-GAAP financial measures presented above. Our estimated tax rate on non-GAAP income is determined annually and may be re-calculated during the year to take into account events or trends that we believe materially impact the estimated annual rate.

(6) EBITDA and adjusted EBITDA. We use EBITDA as a performance measure for benchmarking against our peers and competitors. We believe EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in the medical technology industry. We also use adjusted EBITDA which excludes certain special or non-recurring expenses, net of certain special or non-recurring benefits, detailed in the reconciliation tables that accompany this release, as an internal measure of business operating performance. We believe such financial measures provide a meaningful perspective of the underlying operating performance to our current business. EBITDA and adjusted EBITDA are not recognized terms under GAAP. Because all companies do not calculate EBITDA and similarly titled financial measures in the same way, those measures as used by other companies may not be consistent with the way we calculate such measures and should not be considered as alternative measures of operating or net profit.

ALIGN TECHNOLOGY
Q1 2013 EARNINGS RELEASE ADDITIONAL DATA
REVENUE PERFORMANCE AND CLEAR ALIGNER METRICS
(in thousands except per share data)

	Q1	Q2	Q3	Q4	FISCAL	Q1
	2012	2012	2012	2012	2012	2013
Invisalign Clear Aligner Revenues by Geography:
North America	$86,871	$92,997	$89,568	$91,686	$361,122	$97,045
North American Orthodontists	41,688	43,942	43,090	43,812	172,532	48,859
North American GP Dentists	45,183	49,055	46,478	47,874	188,590	48,186
International	29,700	32,883	29,700	32,513	124,796	31,818
Non-case*	6,757	7,789	7,457	8,660	30,663	12,709
Total Clear Aligner Revenue	$123,328	$133,669	$126,725	$132,859	$516,581	$141,572
*includes Invisalign training, ancillary products, and retainers

Invisalign Clear Aligner Revenues by Product:
Invisalign Full	$82,424	$88,617	$80,294	$87,265	$338,600	$85,914
Invisalign Express/Lite	11,806	13,632	12,779	13,269	51,486	16,083
Invisalign Teen	15,148	16,380	19,144	16,455	67,127	18,573
Invisalign Assist	7,193	7,251	7,051	7,210	28,705	8,293
Non-case*	6,757	7,789	7,457	8,660	30,663	12,709
Total Clear Aligner Revenue	$123,328	$133,669	$126,725	$132,859	$516,581	$141,572

Average Invisalign Selling Price (ASP), as billed:
Total Worldwide Blended ASP	$1,370	$1,335	$1,320	$1,375	$1,350	$1,305
International ASP	$1,485	$1,455	$1,355	$1,455	$1,440	$1,360

Invisalign Clear Aligner Cases Shipped by Geography:
North America	65,280	72,685	70,610	68,140	276,715	74,730
North American Orthodontists	32,235	35,420	35,885	33,505	137,045	38,000
North American GP Dentists	33,045	37,265	34,725	34,635	139,670	36,730
International	19,985	22,595	21,905	22,340	86,825	23,445
Total Cases Shipped	85,265	95,280	92,515	90,480	363,540	98,175

Invisalign Clear Aligner Cases Shipped by Product:
Invisalign Full	57,145	62,510	57,400	57,920	234,975	61,245
Invisalign Express/Lite	12,855	15,300	14,610	15,940	58,705	18,940
Invisalign Teen	9,935	11,860	15,265	11,255	48,315	12,580
Invisalign Assist	5,330	5,610	5,240	5,365	21,545	5,410
Total Cases Shipped	85,265	95,280	92,515	90,480	363,540	98,175

Number of Invisalign Doctors Cases Shipped to:
North American Orthodontists	4,460	4,575	4,660	4,615	5,665	4,760
North American GP Dentists	11,365	12,120	11,925	11,685	19,285	12,520
International	5,085	5,480	5,400	5,715	9,285	5,840
Total Doctors Cases were Shipped to Worldwide	20,910	22,175	21,985	22,015	34,235	23,120

Invisalign Doctor Utilization Rates*:
North American Orthodontists	7.2	7.7	7.7	7.3	24.2	8.0
North American GP Dentists	2.9	3.1	2.9	3.0	7.2	2.9
International	3.9	4.1	4.1	3.9	9.4	4.0
Total Utilization Rates	4.1	4.3	4.2	4.1	10.6	4.3
* # of cases shipped/# of doctors to whom cases were shipped

Number of Invisalign Doctors Trained:
North American Orthodontists	90	95	125	75	385	65
North American GP Dentists	720	995	675	920	3,310	690
International	715	965	685	780	3,145	905
Total Doctors Trained Worldwide	1,525	2,055	1,485	1,775	6,840	1,660
Total to Date Worldwide	71,180	73,235	74,720	76,495	76,495	78,155

Scanner and CAD/CAM Services Revenue:
North America Scanner and CAD/CAM Services	$11,120	$11,752	$9,439	$9,940	$42,251	$11,952
International Scanner and CAD/CAM Services	631	205	332	41	1,209	56
Total Scanner and CAD/CAM Revenue	$11,751	$11,957	$9,771	$9,981	$43,460	$12,008

Scanner Revenue	$5,361	$6,032	$4,023	$4,643	$20,059	$6,625
CAD/CAM Services Revenue	6,390	5,925	5,748	5,338	23,401	5,383
Total Scanner and CAD/CAM Services Revenue	$11,751	$11,957	$9,771	$9,981	$43,460	$12,008

Total Revenue by Geography:
Total North America Revenue	$97,991	$104,749	$99,007	$101,626	$403,373	$108,997
Total International Revenue	30,331	33,088	30,032	32,554	126,005	31,874
Total Non-case Revenue	6,757	7,789	7,457	8,660	30,663	12,709
Total Worldwide Revenue	$135,079	$145,626	$136,496	$142,840	$560,041	$153,580

Note: Historical public data may differ due to rounding. Additionally, rounding may effect totals.

ALIGN TECHNOLOGY, INC.
BUSINESS OUTLOOK SUMMARY
(unaudited)

The outlook figures provided below and elsewhere in this press release are approximate in nature since Align's business outlook is difficult to predict. Align's future performance involves numerous risks and uncertainties and the company's results could differ materially from the outlook provided. Some of the factors that could affect Align's future financial performance and business outlook are set forth under "Forward Looking Information" above in this press release.

Financials
(in millions, except per share amounts and percentages)

Q2 2013

Net Revenue	$153.6 - $157.4

Gross Profit	$114.5 - $118.0

Gross Margin	74.5% - 75.0%

Operating Expenses	$85.7 - $87.1

Operating Margin	18.7% - 19.7%

Net Income per Diluted Share	$0.26 - $0.28

Stock Based Compensation Expense:
Cost of Revenues	$0.7
Operating Expenses	$6.6
Total Stock Based Compensation Expense	$7.3

Business Metrics:
Q2 2013
Case Shipments	102.2K - 104.7K
Cash, Cash Equivalents, and Marketable Securities	$405M - $415M *
Capex	$4.5M - $6.0M
Depreciation & Amortization	$4.0M - $4.5M
Diluted Shares Outstanding	83.9M

* Excludes any stock repurchases during the quarter

Investor Relations Contact
Shirley Stacy
Align Technology, Inc.
(408) 470-1150
sstacy@aligntech.com

Press Contact
Shannon Mangum Henderson
Ethos Communication, Inc.
(678) 261-7803
align@ethoscommunication.com